QuickLinks -- Click here to rapidly navigate through this document

Offer to Purchase for Cash
by
KAISER GROUP HOLDINGS, INC.
of
All Shares of Its Common Stock
Held by Holders of Fewer Than 100 Shares
At a Purchase Price of $29.80 per Share

          THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 30, 2007, UNLESS THE OFFER IS EXTENDED.

        Kaiser Group Holdings, Inc., a Delaware corporation (the "Company," "we" or "us"), is offering to purchase for cash all shares of our common stock, $0.01 par value per share (the "Common Stock"), held by stockholders who owned of record or beneficially fewer than 100 shares as of the close of business on October 22, 2007 and who continue to hold such shares through the expiration of this offer, at a price of $29.80 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Acceptance Card (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

        Stockholders eligible to accept this Offer are those who owned of record or beneficially fewer than 100 shares as of the close of business on October 22, 2007 and who continue to hold such shares through the expiration of this Offer. This includes any holder of fewer than 9,600 shares of common stock of our predecessor, Kaiser Group International, Inc. ("Kaiser International"), that has not completed the exchange for our Common Stock as described herein (so long as the sum of the number of shares of our Common Stock to which the holder is entitled upon such exchange and any outstanding shares of our Common Stock beneficially owned by such holder is less than 100 shares of our Common Stock). See Section 1.

        This Offer to Purchase will expire at 5:00 P.M., New York City Time, on Friday, November 30, 2007, unless extended or earlier terminated. We may extend or terminate the offer at any time, subject to applicable law.

        Upon the terms and subject to the conditions of the Offer, we will pay $29.80 per share (a price that is equal to the highest closing price for the Common Stock reported in the 90-day period prior to the date of this Offer to Purchase), net to the seller in cash, less any applicable withholding taxes and without interest, for shares of our Common Stock properly tendered in the Offer by an eligible stockholder. Payment will be made promptly after the expiration date of the Offer.

        IF YOU ARE AN ELIGIBLE STOCKHOLDER AND WISH TO ACCEPT THE OFFER, YOU MUST TENDER ALL OF YOUR SHARES IN THE MANNER DESCRIBED IN THIS OFFER TO PURCHASE AND ACCOMPANYING ACCEPTANCE CARD. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO TAKE UP AND PAY FOR ANY SHARES TENDERED UNDER THE OFFER IS, HOWEVER, CONTINGENT AS TO EACH ELIGIBLE STOCKHOLDER'S PROPER TENDER OF ALL OF THE SHARES OF COMMON STOCK HELD EITHER BENEFICIALLY OR OF RECORD BY SUCH STOCKHOLDER. SEE SECTION 7. PARTIAL TENDERS WILL NOT BE ACCEPTED. ONCE YOU TENDER YOUR SHARES, YOU MAY NOT WITHDRAW THEM FROM THE OFFER.

        If, after we purchase shares in the Offer, we have fewer than 300 stockholders of record, as calculated under the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we may file a Form 15 with the Securities and Exchange Commission (the "SEC"), as a result of which our registration of the Common Stock and our duty to file reports with the SEC ("SEC Reporting Obligations") under Sections 13(a) and 15(d) of the Exchange Act would cease, and we would no longer be a reporting company. We would continue operations as a non-reporting company. If approximately 44 of the eligible record holders tender their shares in the Offer and we purchase such shares after the expiration date, we may have fewer than 300 stockholders of record.

        Our Common Stock is currently quoted on the "Pink Sheets" (symbol KGHI). The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website, http://www.pinksheets.com. Upon completion of the Offer and, if applicable, the filing of the Form 15 with the SEC, we intend for quotation of the Common Stock to continue through the Pink Sheets. On October 24, 2007, the last full trading day prior to the announcement and commencement of the Offer, the closing price for the Common Stock was $28.70 per share. Stockholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether to tender their shares in the Offer. See Section 8.

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, GEORGESON INC., THE PROGRAM MANAGER FOR THE OFFER (THE "PROGRAM MANAGER"), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY AND PAYING AGENT FOR THE OFFER (THE "DEPOSITARY"), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PROGRAM MANAGER OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED ACCEPTANCE CARD, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

        All of our directors and executive officers hold of record or beneficially either 100 or more shares of our Common Stock or no shares of our Common Stock and thus will not be eligible to participate in the Offer. See Section 11.

        Questions and requests for assistance may be directed to the Program Manager at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the Acceptance Card should be directed to the Program Manager.

        THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, AND TENDERS OF SHARES WILL NOT BE ACCEPTED FROM OR ON BEHALF OF, STOCKHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION.

The Program Manager for the Offer is:

GEORGESON INC.

October 24, 2007

IMPORTANT

        If you were a record or beneficial owner of fewer than 100 shares of our Common Stock as of the close of business on October 22, 2007, you continue to hold such shares and you want to tender your shares, you must do one of the following before the Offer expires at 5:00 P.M., New York City time, on Friday, November 30, 2007 (unless the Offer is extended):

  •
  If you hold certificates registered in your own name, complete and sign an Acceptance Card according to its Instructions, and deliver it, together with the certificates for your shares and any other documents required by the Acceptance Card, to Computershare Trust Company, N.A., the Depositary for the Offer;

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

  •
  If you hold certificates representing fewer than 9,600 shares of Kaiser International common stock registered in your own name (and such shares, together with any outstanding shares of Common Stock that you own, represent ownership of fewer than 100 shares of Common Stock), complete and sign an Acceptance Card according to its instructions, and deliver it, together with the certificates for your shares and any other documents required by the Acceptance Card, to Computershare Trust Company, N.A., the Depositary for the Offer; or

  •
  If you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

        IF YOU HOLD 100 OR MORE SHARES OF THE COMPANY'S COMMON STOCK, 9,600 OR MORE SHARES OF KAISER INTERNATIONAL COMMON STOCK OR A COMBINATION OF THE COMPANY'S COMMON STOCK AND KAISER INTERNATIONAL COMMON STOCK REPRESENTING 100 OR MORE SHARES OF THE COMPANY'S COMMON STOCK, YOU ARE INELIGIBLE TO PARTICIPATE IN THE OFFER.

        You may contact the Program Manager or your broker, bank or other nominee for assistance. Contact information for the Program Manager is set forth on the back cover of this Offer to Purchase.

        WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED ACCEPTANCE CARD. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PROGRAM MANAGER OR THE DEPOSITARY.

i

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Acceptance Card because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        Kaiser Group Holdings, Inc. is offering to purchase shares of its outstanding Common Stock held by stockholders who owned beneficially or of record fewer than 100 shares of the Company's Common Stock as of the close of business on October 22, 2007 (the "Record Date"), and continue to own beneficially or of record fewer than 100 shares of the Company's Common Stock through the expiration date. This includes any holder of fewer than 9,600 shares of Kaiser International common stock that has not completed the exchange for our Common Stock as described herein (so long as the total number of shares of our Common Stock to which the holder is entitled upon such exchange, together with any outstanding shares of our Common Stock beneficially owned by such holder, is less than 100 shares of our Common Stock). See Section 1.

What is the purpose of the Offer?

        The Company seeks to reduce the administrative burden associated with having a significant number of holders of a small number of shares. The offer also may result in the Company having fewer than 300 holders of record of its Common Stock, which would enable the Company to terminate its SEC Reporting Obligations and continue future operations as a non-reporting company, thereby relieving the Company of the costs and administrative burdens associated with operating as a company subject to SEC Reporting Obligations.

        Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares.

        We believe the Offer set forth herein represents an efficient mechanism to provide eligible stockholders with the opportunity to tender their shares and thereby receive a return of some or all of their investment if they so elect. Stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them, following the purchase, if any, by us of shares tendered in the Offer. See Section 2, Section 9 and Section 11.

Why is the Company pursuing the Offer over other alternatives?

        We believe that the Offer is in the best interests of the Company and its stockholders and presents the best way for the Company to achieve the purposes discussed above. We considered the recent decrease in the number of record holders of our Common Stock and the number of such record holders that hold odd lots and determined that the Offer was the most efficient and cost effective means for achieving the purposes set forth above. See "Special Factors—Background of the Offer; Alternatives Considered by the Board of Directors."

Will the Company be a public company after the completion of this Offer?

        If the Offer results in the number of our record stockholders of Common Stock falling below 300, we may decide to terminate the registration of our Common Stock under the Exchange Act. If, after the completion of the Offer, there are 300 or more stockholders of record holding the Company's Common Stock remaining, the Company will remain subject to SEC Reporting Obligations. In that event, the Company's board of directors may consider other options available to it and the Company at that time to reduce the number of record stockholders to below 300 and terminate the registration of the Company's Common Stock under the Exchange Act. Thereafter, we anticipate that our Common Stock will continue to be quoted in the Pink Sheets, but we cannot predict whether a market will thereafter exist for our Common Stock. As a result, it may become more difficult for our remaining common stockholders to sell their shares.

Am I eligible to participate in the Offer?

        You are eligible to tender your shares only if you owned fewer than 100 shares of the Company's Common Stock as of the Record Date, regardless of whether you owned your shares of record (i.e., in your own name) or beneficially (i.e., in "street name" held by a brokerage company account maintained for you). The Company was formed for the purpose of owning all of the outstanding stock of Kaiser International pursuant to its Second Amended and Restated Plan of Reorganization (the "Plan"). In the initial distribution under the Plan, one share of our Common Stock was issued for each 96 shares of previously outstanding Kaiser International common stock. The completion of this process required holders of Kaiser International common stock to exchange certificates representing Kaiser International common stock for shares of our Common Stock and cash in lieu of fractional shares. Holders of our Common Stock eligible for the Offer include any holder of fewer than 9,600 shares of Kaiser International common stock that has not completed that exchange (so long as the total number of shares of our Common Stock to which the holder is entitled upon such exchange, together with any outstanding shares of our Common Stock beneficially owned by such holder, is less than 100 shares of our Common Stock). We reserve the right to make all determinations of who is eligible to participate in the Offer. The beneficial and record holders (including eligible holders of unexchanged Kaiser International shares) eligible to tender shares in the Offer are referred to herein as the "eligible stockholders." You also must continue to hold of record or beneficially fewer than 100 shares of the Company's Common Stock until the offer expires.

How many shares will we purchase in the Offer?

        As of the close of business on the Record Date, an estimated maximum of 16,417 shares of our Common Stock were eligible for purchase in the Offer.

What will the purchase price for the shares be and what will be the form of payment?

        We are offering to purchase shares of Common Stock in the Offer at a fixed purchase price of $29.80 per share in cash. If we purchase your shares in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1.

How will we pay for the shares?

        Assuming we purchase 16,417 shares in the Offer at the specified purchase price of $29.80 per share, approximately $490,000 will be required to purchase such shares. We expect that the maximum aggregate cost of this purchase (not including the aggregate purchase price), including all fees and expenses applicable to the Offer, will be approximately $120,000. We will use our available cash and cash equivalents to purchase shares in the Offer and to pay all related fees and expenses. The Company will not borrow any funds to pay for the purchase price of the tendered shares. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the Offer expires. The Offer will expire at 5:00 P.M., New York City time, on Friday, November 30, 2007 unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares to find out its deadline.

Am I required to tender my shares?

        No. This is a voluntary offer. You may elect to tender your shares or, in the alternative, hold your shares and maintain your rights as a stockholder and the right to participate in the future equity of the Company, if any.

May I tender less than all of my shares?

        No. You must tender all of your shares of the Company's Common Stock if you wish any of your shares to be purchased. PARTIAL TENDERS WILL NOT BE ACCEPTED.

Can the Offer be extended, amended or terminated and if so, under what circumstances?

        Yes. We can extend or amend the Offer in our sole discretion, subject to applicable law. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. See Section 14. If we amend the offer and the amendment is material, we will provide notice and, if necessary, extend the Offer to ensure that at least five business days remain prior to expiration of the Offer, and stockholders that have tendered their shares pursuant to the Offer prior to the amendment will have an opportunity to withdraw their shares. We can terminate the Offer at any time. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

        If we extend the Offer, we will issue a press release or furnish such information on a Form 8-K not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Are there any conditions to the Offer?

        No. The Offer is, however, contingent as to each eligible stockholder's proper tender to the Company of all of the shares of Common Stock held either beneficially or of record by such stockholder. Partial tenders will not be accepted.

How do I tender my shares?

        If you want to tender your shares, you must do one of the following before 5:00 P.M., New York City time, on Friday, November 30, 2007 or any later time and date to which the Offer may be extended:

  •
  If you hold certificates registered in your own name, complete and sign an Acceptance Card according to its instructions, and deliver it, together with the certificates for your shares and any other documents required by the Acceptance Card, to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase;

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

  •
  If you hold certificates representing fewer than 9,600 shares of Kaiser International common stock registered in your own name (and such shares, together with any outstanding shares of Common Stock that you own, represent ownership of fewer than 100 shares of Common Stock), complete and sign an Acceptance Card according to its instructions, and deliver it, together with the certificates for your shares and any other documents required by the Acceptance Card, to Computershare Trust Company, N.A., the Depositary for the Offer; or

  •
  If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3.

        You may contact the Program Manager or your broker, bank or other nominee for assistance. The contact information for the Program Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Acceptance Card.

Once I have tendered shares in the Offer, may I withdraw my tendered shares?

        No. Once you tender your shares pursuant to the Offer, you cannot withdraw them, unless we materially amend the terms of the Offer. See Section 4.

What does the Company's board of directors think of the Offer?

        Our board of directors has approved the Offer. However, neither we nor any member of our board of directors or the Program Manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares. In doing so, you should read carefully the information in this Offer to Purchase and in the related Acceptance Card, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

Did the board of directors receive any fairness opinions or similar reports regarding the fairness of the Offer?

        No. Neither the Company nor its board of directors received any opinions or reports from outside financial advisors regarding the fairness from a financial point of view, or otherwise, to our eligible stockholders because the offer is voluntary for only a limited number of odd-lot shares.

Will your directors and executive officers tender shares in the Offer?

        None of our directors and executive officers is eligible to participate in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

        Stockholders who decide not to tender will own a greater percentage interest in our outstanding shares following the purchase, if any, by us of shares tendered in the Offer. See Section 2.

When and how will you pay me for the shares I tender?

        We will pay $29.80 per share, net to the seller in cash, less applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration date of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. We expect the proceeds checks to be mailed approximately ten business days after the expiration date. See Section 1 and Section 5.

What is the recent market price of my shares?

        On October 24, 2007, the last full trading day before the announcement and commencement of the Offer, the closing price for our Common Stock on the Pink Sheets was $28.70. The purchase price of $29.80 per share in the Offer is equal to the highest closing price for the Common Stock reported in the 90-day period prior to the date of this Offer to Purchase. You are urged to obtain current market quotations for the shares before deciding whether or not to tender your shares. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?

        If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See the Introduction, Section 3 and Section 15.

Will I have to pay stock transfer tax if I tender my shares?

        So long as you do not instruct the Depositary in the Acceptance Card to make the payment for the shares to any person other than the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the U.S. federal income tax consequences if I tender my shares?

        Generally, your receipt of cash from us in exchange for the shares of our Common Stock you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered shares of our Common Stock will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the shares of our Common Stock purchased by us or as a distribution from us in respect of shares of our Common Stock. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer. Non-U.S. Holders (as defined in Section 13) may be subject to a 30% withholding tax and are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Who is the contact for questions about the Offer?

        The Program Manager can help answer your questions. The Program Manager is Georgeson Inc. The Program Manager's contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains, and our periodic filings with the SEC and written or oral statements made by our officers and directors to the press, potential investors, securities analysts and others, may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but rather are predictions, and generally can be identified by use of statements that include terms such as "believe," "expect," "anticipate," "estimate," "intend," "plan" or "foresee" or other words or phrases of similar import. Similarly, statements that describe or contain information related to matters such as our intent, belief, or expectation with respect to financial performance, claims resolution, cash availability, stock redemption plans, contract awards and performance, potential acquisitions and joint ventures and cost-cutting measures are forward-looking statements. These forward-looking statements often reflect a number of assumptions and involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those currently anticipated in these forward-looking statements. In light of these risks and uncertainties, including those described below, the forward-looking events might or might not occur. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTRODUCTION

To the holders of our Common Stock:

        We are offering to purchase for cash all shares of our Common Stock held by stockholders who owned of record or beneficially fewer than 100 shares as of the close of business on October 22, 2007 and who continue to hold such shares through the expiration date of this offer, at a price of $29.80 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Acceptance Card which together, as they may be amended or supplemented from time to time, constitute the "Offer." Holders of our Common Stock eligible for the Offer include any holder of fewer than 9,600 shares of Kaiser International common stock that has not completed the exchange for our Common Stock as described herein (so long as the total number of shares of our Common Stock to which the holder is entitled upon such exchange, together with any outstanding shares of our Common Stock beneficially owned by such holder, is less than 100 shares of our Common Stock). See Section 1.

        This Offer will expire at 5:00 P.M., New York City Time, on Friday, November 30, 2007, unless extended or earlier terminated. We may extend or terminate the Offer at any time, subject to applicable law.

        Upon the terms and subject to the conditions of the Offer, we will pay $29.80 per share (a price that is equal to the highest closing price for the Common Stock reported in the 90-day period prior to the date of this Offer to Purchase), net to the seller in cash, less any applicable withholding taxes and without interest, for shares properly tendered in the Offer by an eligible stockholder. Payment will be made promptly after the expiration date of the Offer. We will acquire all shares in the Offer at the same purchase price, on the terms and subject to the conditions of the Offer. We will only purchase shares that are properly tendered.

        IF YOU ARE AN ELIGIBLE STOCKHOLDER AND WISH TO ACCEPT THE OFFER, YOU MUST TENDER ALL OF YOUR SHARES IN THE MANNER DESCRIBED IN THIS OFFER TO PURCHASE AND ACCOMPANYING ACCEPTANCE CARD. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, CONTINGENT AS TO EACH ELIGIBLE STOCKHOLDER'S PROPER TENDER OF ALL OF THE SHARES OF COMMON STOCK HELD EITHER BENEFICIALLY OR OF RECORD BY SUCH STOCKHOLDER. SEE SECTION 7. PARTIAL TENDERS WILL NOT BE ACCEPTED. ONCE YOU TENDER YOUR SHARES, YOU MAY NOT WITHDRAW THEM FROM THE OFFER.

        If, after we purchase shares in the Offer, we have fewer than 300 stockholders of record, as calculated under the rules and regulations of the Exchange Act, we may decide to file a Form 15 with the SEC. As a result, our registration of the Common Stock and our SEC Reporting Obligations under Sections 13(a) and 15(d) of the Exchange Act would cease, and we would no longer be a reporting company. In such event, we would continue operations as a non-reporting company. If approximately 44 of the eligible record holders tender their shares in the Offer and we purchase such shares after the expiration date, we may have fewer than 300 stockholders of record.

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, WE DO NOT, NOR DOES ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PROGRAM MANAGER OR THE DEPOSITARY, MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED ACCEPTANCE CARD, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR FINANCIAL AND TAX ADVISORS.

        All of our directors and executive officers hold of record or beneficially either 100 or more shares of our Common Stock or no shares of our Common Stock and thus will not be eligible to participate in the Offer. See Section 11.

        We will pay all fees and expenses incurred in connection with the Offer by the Program Manager and the Depositary. See Section 15.

        On October 24, 2007, the last full trading day prior to the announcement and commencement of the Offer, the closing price for the Company's Common Stock was $28.70. The estimated aggregate of 16,417 shares owned by all "odd-lot" stockholders, which is the estimated maximum number of shares that we are offering to purchase pursuant to the Offer, represent approximately 0.9% of our shares of Common Stock outstanding on the Record Date. The Company's Common Stock is currently quoted on the "Pink Sheets" (symbol KGHI). The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website, http://www.pinksheets.com. Upon completion of the Offer and, if applicable, the filing of the Form 15 with the SEC, we intend for quotation of the Common Stock to continue through the Pink Sheets. Stockholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether to tender their shares in the Offer. See Section 8.

        Our principal executive offices are located at 9300 Lee Highway, Fairfax, Virginia 22031-1207 and our phone number is (703) 934-3413.

SPECIAL FACTORS

Purpose of the Offer

        The Company seeks to reduce the administrative burden associated with having a significant number of holders of a small number of shares. The Offer also may result in the Company having fewer than 300 holders of record of its Common Stock, which would enable the Company to terminate its SEC Reporting Obligations and continue future operations as a non-reporting company, thereby relieving the Company of the costs and administrative burdens associated with operating as a company subject to SEC Reporting Obligations.

Background of the Offer; Alternatives Considered by the Board of Directors

        The Company is a Delaware holding company formed on December 6, 2000 for the purpose of owning all of the outstanding stock Kaiser International. Kaiser International continues to own the stock of its remaining subsidiaries. On June 9, 2000, Kaiser International and 38 of its domestic subsidiaries voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court (the "Bankruptcy Court") for the District of Delaware (case nos. 00-2263 to 00-2301). Kaiser International emerged from bankruptcy with the Plan, which was effective on December 18, 2000.

        Under the Plan, Kaiser International sold some of its businesses and made payments of cash and stock to various classes of creditors. However, the effectiveness of the Plan did not in and of itself complete the bankruptcy process, as the process for resolving claims initially filed in the bankruptcy remains ongoing. One of the classes of claims recognized under the Plan was equity claims, consisting of holders of common stock of Kaiser International and other "Equity Interests" as defined in the Plan. Under the Plan, holders of Equity Interests received a number of shares of the Company's Common Stock equal to 17.65% of shares of such Common Stock issued to holders of allowed creditor claims. In the initial distribution under the Plan, one share of Company Common Stock was issued for each 96 shares of previously outstanding Kaiser International common stock. The completion of this process required holders of Kaiser International common stock to exchange certificates of Kaiser International common stock for shares of Company Common Stock and cash.

        As a result of the bankruptcy process, the Company now has only a limited number of activities, assets and liabilities, primarily consisting of the following:

  •
  The Company owns Kaiser-Hill Company, LLC ("Kaiser-Hill") equally with CH2M Hill. Kaiser-Hill has been the Company's major source of income. Kaiser-Hill served as the general contractor at the U.S. Department of Energy's Rocky Flats site. On October 13, 2005, Kaiser-Hill declared physical completion of the clean up and closure of the Rocky Flats site, and on December 8, 2005, the DOE accepted the physical completion in accordance with the contract. Kaiser-Hill now operates under the closeout phase of its contract with the DOE, primarily resolving open administrative issues and providing support to the DOE to achieve regulatory closure of the site. The project total fee expected to be earned by Kaiser-Hill pursuant to the contract with the DOE is $510.9 million; through August 10, 2007, Kaiser-Hill has received $510.8 million of such fee from the DOE. The closeout phase of the contract is a cost-reimbursable phase and is not fee-bearing; the Company does not expect that the closeout phase will impact fees earned.

  •
  On May 16, 2006, the Company was informed that an arbitration panel formed under the auspices of the International Chamber of Commerce ("ICC") issued a ruling in the arbitration proceeding initiated by its subsidiary, Kaiser Netherlands B.V. ("Kaiser Netherlands"), concerning the steel mini-mill that was constructed by Kaiser Netherlands for Nova Hut, a.s. (now Mittal Steel Ostrava, a.s.) ("Nova Hut") in Ostrava, the Czech Republic. After calculation of the amounts awarded on the claim and counterclaim, the net balance award against Kaiser Netherlands, including legal cost and interest amounts, is approximately $4.1 million, in favor of Nova Hut. The Company does not believe that Nova Hut has recourse against the Company to collect this amount. However, Nova Hut has submitted a court filing in The Netherlands to enforce the award against Kaiser Netherlands, which has limited assets. The Company is currently evaluating its remaining options against Nova Hut and the International Finance Corporation ("IFC"), which provided financing for the mini-mill project. Among the options being considered are the filing of independent arbitration claims by the Company (as opposed to Kaiser Netherlands) against Nova Hut and the IFC in accordance with prior rulings of the Bankruptcy Court. The Bankruptcy Court has entered an order staying the Company's claim against the IFC pending submission of the dispute to arbitration. Similarly, the Bankruptcy Court has entered an order staying the Company's bankruptcy claim against Nova Hut pending arbitration. The Company recently filed a motion with the Bankruptcy Court to secure discovery against Nova Hut and the IFC, pending the initiation of international arbitration proceedings by the Company as previously ordered by the Bankruptcy Court. In a combined hearing held in Delaware on April 25, 2007, the Bankruptcy Court denied the Company's motion for discovery in advance of the initiation of separate arbitration proceedings against the IFC and Nova Hut, respectively. The Company has filed a motion with the District Court seeking appeal of the Bankruptcy Court's denial of the Company's discovery motion. Taking into account the results of the ICC arbitration ruling against Kaiser Netherlands, in the second quarter of 2006, the Company wrote off the remaining Nova Hut contract receivable of $3.0 million by recording an additional reserve of $3.0 million.

  •
  The Company owns a captive insurance company that has not issued new policies since October 1, 2000 and has solely been involved in resolving remaining claims made against previously issued policies. In the fourth quarter of 2004, the Company received regulatory approval and finalized the formation documents of a sponsored captive subsidiary, MS Builders Insurance Company, to enable the Company's wholly-owned captive insurance company to offer derivative captive insurance services to third-party clients. As of September 30, 2007, MS Builders Insurance Company has not written any policies.

  •
  The Company has an ongoing obligation to provide certain medical and death benefits to a group of retirees. On April 12, 2006, the Delaware Bankruptcy Court accepted the Company's proposal to establish a Voluntary Employee Benefits Association ("VEBA") to fund retirees' future medical and death benefits in the present value amount of approximately $6.1 million. On April 30, 2007, the VEBA was established and funded by the Company. The present value of the pension obligation of $0.3 million will continue to be funded directly by the Company. Furthermore, after the VEBA has been in existence for five years, the Company will be required to undertake an actuarial analysis of the projected net present value of benefits remaining to be paid out. If the remaining VEBA fund amount is then not sufficient to pay the estimated present value benefits obligation, then the Company will be required to contribute the estimated shortfall amount to the VEBA.

Given the limited number of activities, assets and liabilities of the Company and its subsidiaries, the Company's board of directors has from time to time examined ways to reduce expenses and weighed the costs and benefits of continuing to be a company subject to the SEC Reporting Obligations. The board of directors has discussed periodically the Company's strategic alternatives. On April 21, 2006, the board of directors directed the Company's management to explore proactively potential acquisition opportunities as a key element in determining the future business direction of the Company. As of the date of commencement of this Offer, management had not recommended to the board of directors any potential acquisitions for approval.

        In addition, since late 2002, the Company has considered from time to time whether the Company should be deregistered and has considered various strategic alternatives in this regard. At various times since late 2002, the board of directors has considered various strategic alternatives, including a reverse stock split, a going-private merger transaction and an issuer tender offer.

        In 2005, under the circumstances existing at such time, the board of directors concluded that a reverse stock split would be the best means of reducing the number of record holders of the Common Stock below 300. The Company filed initial preliminary proxy materials along with a Transaction Statement on Schedule 13E-3 relating to the proposed reverse split with the SEC on April 8, 2005. The Company filed an Amendment No. 1 to the Schedule 13E-3 on May 20, 2005 and an Amendment No. 2 on June 22, 2005. During this time, the Company was involved in proceedings with the former shareholders of ICT Spectrum Constructors, Inc. ("ICT Spectrum"), a corporation acquired by a merger with a subsidiary of Kaiser International's predecessor in 1998, who claimed that they were entitled to additional shares of Company Common Stock. On May 6, 2005, a motion (the "ICT Spectrum Motion") was filed in the Bankruptcy Court by the former ICT Spectrum shareholders. The ICT Spectrum Motion requested the Bankruptcy Court to stay the Company's efforts to proceed with the reverse split transaction and deregistration process pending final disposition of the appeal from the February 2, 2004 order. The former ICT Spectrum shareholders argued in support of the ICT Spectrum Motion that, as the prevailing party in the Bankruptcy Court proceedings described above, the former ICT Spectrum shareholders should have their Equity Interest protected during the pendency of the Company's appeal from the Bankruptcy Court's February 2, 2004 order; that any Exchange Act deregistration would negatively impact the marketability of the Company's Common Stock as well as diminish its value, to the detriment of the former ICT Spectrum shareholders; and that such injury to the former ICT Spectrum shareholders would outweigh any cost savings benefit that could result from the Company discontinuing its SEC Reporting Obligations. The Company opposed the ICT Spectrum Motion. By order dated June 2, 2005, the Bankruptcy Court denied the ICT Spectrum Motion. The former ICT Spectrum shareholders commenced an appeal from the Bankruptcy Court's denial of the ICT Spectrum Motion. In addition, on June 10, 2005 counsel for the former ICT Spectrum shareholders filed a request for emergency relief pending appeal with the U.S. District Court for the District of Delaware. On August 5, 2005, the Company agreed not to take further steps to implement the reverse split through September 5, 2005 or such later date as mutually agreed between the Company and representatives of the ICT Spectrum shareholders. On October 19, 2005, the Company entered into a settlement agreement with the representatives of the former shareholders of ICT Spectrum to settle all of their outstanding claims against the Company. On December 6, 2005, the Bankruptcy Court granted final approval of the proposed settlement agreement. As a result, the Company issued and distributed 175,003 shares of Kaiser Common Stock to the former shareholders of ICT Spectrum in December 2005.

        Thereafter, the board of directors re-commenced discussion of the proposed reverse split and, in January 2007, determined that a proposed reverse split should be considered at the next annual meeting of stockholders. On May 1, 2007, the Company filed with the SEC preliminary proxy materials for its 2007 annual meeting of stockholders, including a proposal to approve a reverse split, along with an Amendment No. 3 to its Transaction Statement on Schedule 13E-3.

        In June 2007, the board of directors decided to remove consideration of the reverse split from the agenda for the 2007 annual meeting of stockholders. By this time, the number of holders of the Company's Common Stock had decreased significantly. Until recently, a significant reason for the Company's large number of very small stockholders was that, as described above and in accordance with the terms of the Plan, each 96 shares of Kaiser International common stock were automatically converted into one share of the Company's Common Stock, with fractional holders entitled to receive cash. Many of those holders of Kaiser International common stock had not exchanged their Kaiser International common stock certificates for a certificate representing the Company's Common Stock and cash in lieu of fractional shares. Eventually, a large number of these shares became subject to escheatment, resulting in a significant reduction in the number of small stockholders. From January 1, 2007 to August 10, 2007, the number of record holders of the Company's Common Stock was reduced by 160 through escheatment. On October 25, 2007, the Company filed Amendment No. 4 to its Transaction Statement on Schedule 13E-3 reporting that the Company is no longer pursuing the reverse split.

        As a result of this change in circumstances, in August 2007, the board of directors recommenced consideration of an issuer tender offer. On October 22, 2007, the board of directors approved the odd-lot tender offer. As more fully described below, the board of directors determined that, based on the current number of the Company's record holders and the number of such record holders that hold odd lots, an odd-lot tender offer was in the best interests of the Company and its stockholders. The board of directors determined that an odd-lot tender was the most efficient and cost effective alternative available to the Company to reduce the administrative burden associated with having a significant number of holders of a small number of shares. The board also noted that the odd-lot tender offer also may result in the Company having fewer than 300 holders of record of its Common Stock. This would enable the Company to terminate its SEC Reporting Obligations and continue future operations as a non-reporting company, thereby relieving the Company of the costs and administrative burdens associated with operating as a company subject to SEC Reporting Obligations.

        The purchase price in the Offer of $29.80 per share is equal to the highest closing price for the Common Stock reported in the 90-day period prior to the Offer. In the course of exploring strategic alternatives for the Company, the board of directors has determined that the recent market price for the Company's Common Stock was the best indicator of the value of the Common Stock. Although the market for the Company's Common Stock has been considerably thin, the board of directors believes the market price of the Common Stock to be the best and most reliable indicator of the fair value of the Common Stock. The board of directors relied solely on that factor in determining the appropriate purchase price to be paid in connection with the Offer. The board of directors believes that the 90-day period prior to the Offer was a sufficiently wide range to provide a fair indicator of the Company's Common Stock.

        Other valuation methods were not considered by the board of directors in setting the appropriate purchase price to be paid in connection with the Offer. The board of directors did not consider the book value, going concern value or liquidation value of the Company in determining the purchase price. The board of directors does not consider such values to be fair indications of the value of the Company. In the course of exploring strategic alternatives for the Company, the board of directors has determined that the cost of establishing such valuations far outweighed any benefit. Furthermore, the board of directors does not believe there to be any meaningfully comparable companies and thus the board of directors did not view the trading prices of any potentially comparable companies as significant in determining the purchase price. Finally, because participation in the odd-lot program is voluntary and because each stockholder would be aware of the price to be received for each share in case of election to participate, each potential participant will have the ability to control the decision of whether to tender in the Offer and receive the purchaser price offered, or to remain a stockholder of the Company.

        The Company has not received during the past four years any offers for any merger, consolidation, sale or transfer of all or any substantial part of the assets of the Company, or purchase that would enable the purchaser to exercise control of the Company. Therefore, the board of directors did not consider any firm offers for any such acquisition.

        While the Company has other assets, and manages other risks and liabilities, its performance and value is almost entirely dependent upon any amounts payable to the Company in connection with the closeout phase of Kaiser Hill's contract with the U.S. Department of Energy with respect to the Rocky Flats site and the outcome of the Nova Hut arbitration. Based on the market's reaction to the level of success experienced by Kaiser-Hill in achieving timely closure of the Rocky Flats site, and the cost of achieving such closure, the board of directors believes that the market value of the Company's Common Stock is a reliable and accurate indicator of the fair value of the Company's Common Stock.

Reasons for the Offer

  Reduce Expenses Associated with Administering Odd-Lot Holder Accounts

        The expense of administering accounts of odd-lot holders is disproportionate to their ownership interest in the Company. As of the Record Date, there were approximately 233 stockholders of record holding fewer than 100 shares of the Company's Common Stock (including holders of Kaiser International common stock entitled to exchange their shares for fewer than 100 shares of the Company's Common Stock), other than participants in the Book-Entry Transfer Facility, and an estimated 1,100 stockholders known to us beneficially owning fewer than 100 shares of the Company's Common Stock. These eligible record and beneficial stockholders hold an estimated aggregate of approximately 16,417 shares, or approximately 0.9%, of our outstanding Common Stock. Approximately 73% of the marginal administrative expense relating to our record stockholder accounts relate to holders owning less than 1.0% of our outstanding Common Stock. Regardless of whether the record stockholder base falls below 300, we believe that every tender by an eligible holder will reduce our administrative expenses going forward.

        The Company's board of directors does not believe the costs associated with maintaining the Company's stockholder accounts with fewer than 100 shares are justified. The Company's board of directors believes that it is in the Company's best interests and the best interests of the Company's stockholders as a whole to eliminate, to the extent possible, the administrative burden and costs associated with maintaining stockholder accounts of fewer than 100 shares.

  Liquidity Opportunity For Odd-Lot Holders

        There is a very limited trading market for our Common Stock and a more limited trading market for odd-lot holders' shares. As a result, we believe that stockholders are unable to efficiently trade in our shares when they choose. In particular, stockholders holding small amounts of Common Stock may find it uneconomical to dispose of shares due to minimum brokerage commissions that are often charged. The Offer will permit eligible stockholders to directly tender the small amounts of shares of Common Stock that they hold at a premium to the current market price, without paying the minimum brokerage commissions typically charged, and to do so without material impact to the Company's capital structure, equity value, balance sheet or operations.

  Cost-Savings Associated with Termination of SEC Reporting Obligations

        If the Company continues to have more than 300 holders of record of the Company's Common Stock after completion of the Offer, the Company will eliminate administrative expenses (such as printing and mailing costs related to stockholders communications and proxy and information statements) related to the small stockholders who tendered their shares pursuant to the Offer.

        If the Company has fewer than 300 holders of record of the Company's Common Stock after completion of the Offer, it may seek to terminate its SEC Reporting Obligations. The Company incurs direct and indirect costs associated with its status as a public-reporting company. Among the most significant are the costs associated with compliance with the SEC Reporting Obligations. Direct costs associated with compliance with the SEC Reporting Obligations include, but are not limited to:

  •
  auditing fees;

  •
  legal fees;

  •
  financial printer fees; and

  •
  miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the filing of periodic reports with the SEC.

        Based on the Company's experience in prior years, the Company's direct costs of complying with the SEC Reporting Obligations are estimated to be approximately $735,000 annually, based on estimated annual audit and accounting fees of $60,000, estimated annual legal fees of $600,000, estimated financial printer fees of $25,000, estimated transfer agent fees of $10,000, estimated costs associated with filing reports with the SEC (including internal administrative staff) of $35,000 and estimated miscellaneous costs of $5,000.

        Indirect costs associated with compliance with the SEC Reporting Obligations include, among other things, the time the Company's executive officers expend to prepare and review the Company's periodic reports, which the Company estimates requires 20% of the total time the executive officers expend in the management of the Company. Because the Company has only two executive personnel and only a total of four full-time employees, these indirect costs are substantial. For the calendar year ending December 31, 2007, the Company will be subject to additional regulations and compliance procedures required of public companies under Section 404 of the Sarbanes-Oxley Act of 2002. The Company estimates that the direct and indirect costs in the categories identified above necessary to comply with Section 404 would range between $250,000 and $0.5 million in the initial year of compliance and would range between $150,000 and $300,000 in each subsequent year. These costs may include, among other things, the cost of the hiring of additional personnel dedicated to regulatory compliance, fees paid to consultants to assist in the implementation of new procedures and additional audit fees. Because the Company would anticipate hiring additional dedicated compliance personnel as well as a significant increase in audit fees, the Company estimates that ongoing costs of compliance could amount to as much as $300,000 annually. These costs are substantial when compared to the Company's total general and administrative expenses for 2006 of $3.0 million.

        As a comparison, the Company estimates that the one-time fees payable in connection with the Offer will be a maximum of approximately $120,000. The Company did not include the payment of the purchase price for shares purchased in the Offer in the comparison against the costs of complying with the SEC Reporting Obligations because the expenditure of the purchase price for the shares will be made directly to the Company's stockholders holding fewer than 100 shares and will result in each share (on a pre-Offer basis) held by remaining stockholders representing a greater ownership interest following the Offer.

        The Company anticipates that, if the SEC Reporting Obligations are terminated, it will continue to incur some costs associated with soliciting proxies for purposes of its annual meeting as required under Delaware law, as well as meeting other state corporate law requirements. However, these costs should be significantly less than the direct and indirect costs of complying with the SEC Reporting Obligations as described above.

        The board of directors has periodically considered the cost to the Company of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits to the Company and its stockholders of continuing to operate as a public company. Under the Company's particular circumstances, for the reasons discussed below under "Lack of Capital from Public Sector", the board of directors has determined that the benefits that the Company and its stockholders would typically expect to derive from the Company's status as a public company are not being realized and are not likely to be realized in the foreseeable future. As discussed below under "Lack of Capital from Public Sector", benefits of being a public company that are not likely to inure to the benefit of the Company include raising capital in the public markets and using Common Stock for acquisition purposes. As a result, in the event that the Company has fewer than 300 holders of record after the completion of the Offer, the board of directors may decide that the elimination of the costs of complying with the Company's SEC Reporting Obligations would outweigh the benefits of continuing to incur such costs. In the event that the Company is able to terminate, and does terminate, the SEC Reporting Obligations, the actual savings to be realized from terminating the Company's SEC Reporting Obligations may be higher or lower than such estimates.

  Lack of Capital from Public Sector

        The Company's circumstances are such that management believes that it is not likely to be able to take advantage of the capital available through the public markets. The Company's board of directors does not have any present intention to raise capital through sales of the Company's securities in a public offering or to acquire other business entities using the Company's Common Stock as the consideration for such acquisition. The Company is primarily engaged in overseeing resolution of outstanding bankruptcy claims and claims relating to the Nova Hut arbitration and exploring strategic alternatives. In such circumstances, the Company does not believe, as a practical matter, that it will be able to build up or achieve an active market for the Company's securities. Accordingly, the Company has not and is not likely to make use of, or benefit from, the advantages generally associated with operating as a public company.

Factors Considered by the Board of Directors as to the Fairness of the Offer

        The board of directors has analyzed the Offer and its anticipated effects on the Company's stockholders. All of the members of the Company's board of directors deemed the Offer to be substantively and procedurally fair to, and in the best interests of, the Company's affiliated and unaffiliated stockholders, whether or not such stockholders are eligible to participate in the Offer. In reaching this conclusion, the board of directors has considered, in the course of exploring strategic alternatives for the Company, in no particular order and without preference, the following factors:

  Substantive Factors Favoring the Offer

        The Offer presents stockholders owning beneficially or of record fewer than 100 shares of our Common Stock with the opportunity to dispose of their holdings consistent with recent market prices. The board of directors considered the trading prices of the Company's Common Stock during the 90-day period prior to the Offer in determining the per share purchase price to be paid in the Offer. The purchase price will be $29.80 per share, an amount equal to the highest closing price for the Common Stock during such period. On October 24, 2007, the closing price for the Company's Common Stock was $28.70.

        The purpose of the Offer is to reduce the number of stockholders who hold a small number of shares and thereby relieve the Company of the administrative burden of having a significant number of holders of a small number of shares. If the Offer results in the Company having fewer than 300 stockholders of record, the Company will consider terminating its SEC Reporting Obligations and continuing operations in the future as a non-reporting company. None of the Company's affiliated stockholders is eligible to participate in the Offer.

        It should, however, be noted that, as a result of the Offer, the major stockholders of the Company will slightly increase their ownership interest in the Company following the Offer. See "Procedural Factors Disfavoring the Offer and Interests of the Company's Directors and Executive Officers in the Offer."

  Procedural Factors Favoring the Offer

        The Offer is available to all Odd-Lot Holders.    The Offer will be applied equally to all stockholders of the Company owning of record or beneficially fewer than 100 shares, whether affiliated or unaffiliated stockholders. This includes any holder of fewer than 9,600 shares of Kaiser International common stock that has not completed the exchange of such shares for shares of our Common Stock (i.e., such holder, if he, she or it were to exchange such holder's shares of Kaiser International common stock, would be entitled to fewer than 100 shares of our Common Stock). No director or officer of the Company is eligible to participate in the Offer.

        The Offer provides the Company's Odd-Lot Holders with liquidity.    The Offer provides the Company's stockholders owning beneficially or of record fewer than 100 shares of Common Stock with liquidity. The average daily trading volume for the Company's Common Stock over the last three months was approximately 1,112 shares per day, which renders the Common Stock illiquid by most standards. The Offer will provide stockholders who hold fewer than 100 shares the opportunity to liquidate their investment in the Company at a price equal to the highest closing price for the Common Stock during the 90-day period prior to commencement of the Offer.

        In connection with liquidity issues, it should be noted that the Company does not currently satisfy the listing standards for the New York Stock Exchange or NASDAQ, and as discussed elsewhere its Common Stock is currently quoted on the "Pink Sheets", a centralized quotation service. The Company's limited operations are such that it does not believe it will be able to attract analyst coverage or significant investor interest, and it therefore does not believe that attempts to qualify for listing on a national securities exchange would be beneficial to stockholders.

        In addition, eligible stockholders who directly tender their shares to the Company will avoid brokerage commissions that would otherwise be incurred if the shares were sold in an open market transaction.

        The Offer is voluntary; eligible stockholders are not required to tender their shares.    Current holders of fewer than 100 shares of the Company's Common Stock may elect not to tender and instead to remain stockholders of the Company. Also, as noted above, as a result of the Offer, the stockholders who own 100 or more shares and odd-lot holders who do not tender their shares will increase their percentage ownership interest in the Company as a result of the Offer. The Company's board of directors considers the structure of the Offer to be fair to all eligible stockholders because it allows the holders to control the decision of whether to remain a stockholder of the Company following the Offer or to receive the purchase price offered in connection with the Offer.

        There will not be a complete loss of a public market for the Company's Common Stock resulting from the Offer for unaffiliated stockholders who elect to remain stockholders of the Company, since the Company anticipates that its Common Stock will continue to be quoted on the "Pink Sheets."

        The unaffiliated stockholders who own fewer than 100 shares and elect not to tender their shares in the Offer will continue to own a small percentage of the Company in comparison to the dominant majority of ownership interest in the Company by the affiliated stockholders and existing large stockholders after the Offer. However, because the affiliated stockholders and existing large stockholders currently own a very significant ownership interest in the Company, any increase in ownership percentage by the affiliated stockholders and existing large stockholders resulting from the Offer will not have a material impact on the ability of affiliated stockholders and existing large stockholders to control the Company or the inability of the unaffiliated stockholders to control the Company after the Offer. Finally, the unaffiliated stockholders owning 100 or fewer shares who elect to remain stockholders of the Company will have no guarantee of dividends in the future. Therefore, the Company believes that, because the adverse effect on the liquidity of the Company's Common Stock and minority position of unaffiliated stockholders will likely not be material, providing the opportunity for stockholders to remain stockholders after the Offer was a procedural factor favoring the Offer. Furthermore, since the lack of interest in the Company's Common Stock would make it more difficult for stockholders to sell their shares, providing a mechanism for stockholders who own fewer than 100 shares to completely liquidate their ownership interest was a procedural factor favoring an alternative such as the Offer.

        No Unusual Conditions to the Offer.    The board of directors also considered the likelihood that the Offer would be implemented. In this regard, it took into consideration that there are no unusual requirements or conditions to the Offer, and the fact that the Company has the financial resources to implement the Offer expeditiously.

  Substantive Factors Disfavoring the Offer

        Purchase Price Based Solely on Recent Market Prices.    As described above, the board of directors determined the fairness of the purchase price in the Offer based on the trading prices of the Company's Common Stock during the 90-day period prior to the date of this Offer to Purchase. This narrow approach to determining fair value did not provide a basis for comparing market price with the results of other methods of determining the fairness of the purchase price and, in essence, assumed that the market had priced the Common Stock fairly. However, as discussed above, as participation in the Offer is voluntary and the price has been specified, any stockholder that does not view the price to be adequate will not be required to participate.

        Cessation of Public Sale Opportunities.    Following the Offer, the Company may apply for the termination of its SEC Reporting Obligations if it is eligible to do so. As a result, it is possible that the public market for shares of the Company's Common Stock could be substantially less active, particularly due to the lack of publicly-available information that will be available, which is described below in "Cessation of Publicly Available Information." The Company intends for its Common Stock to continue to be quoted on the Pink Sheets. Additionally, the Company does not have any present intention or plans to sell the Company or enter into any other transaction that would provide liquidity for the shares.

        However, because only approximately 18% of the shares of the Company's outstanding Common Stock have been traded over the past 12 months, the current public market is highly illiquid. Since, as a practical matter, for several years, there has existed very little liquidity for the Company's Common Stock, the Company believes that, if the Company has fewer than 300 stockholders of record and terminates it SEC Reporting Obligations, deregistering would have little effect on unaffiliated stockholders and would be outweighed by the benefits of terminating the Company's SEC Reporting Obligations.

        Cessation of Publicly Available Information.    If the Company were to terminate its SEC Reporting Obligations, the Company would no longer file, among other things, annual or quarterly reports with the SEC. In addition, the Company, its executives and its directors would no longer be subject to Section 13, Section 14 and Section 16 of the Exchange Act. Information regarding the Company's business, results of operations and financial condition that is currently available to the general public and the Company's investors would not be available if the Company were to terminate the registration of the Company's securities and the Company's SEC Reporting Obligations. As a result of termination of the Company's SEC Reporting Obligations, the remaining stockholders after the Offer would not receive the benefit of the protections provided to stockholders of a company subject to SEC Reporting Obligations, including, but not limited to, certain corporate governance, reporting, and management certifications required under the Sarbanes-Oxley Act of 2002 and disclosure and liability applicable to reports and statements made pursuant to the requirements of the Exchange Act. If Company were to terminate its SEC Reporting Obligations, it would continue to report to its stockholders in accordance with Delaware law. The Company would continue to hold annual meetings of stockholders as required under Delaware law and in conjunction with such meetings distribute proxy materials and an annual report that are similar to, but likely not as extensive as, those that would be required if the Company remained subject to the SEC Reporting Obligations. Under Delaware law, the Company is not be required to mail or otherwise distribute quarterly or annual reports to stockholders. However, the Company presently intends that, should its SEC Reporting Obligations cease, it would report its quarterly and annual financial results through its web site. The board of directors does not believe that this factor makes a transaction involving a termination of the Company's SEC Reporting Obligations unfair to unaffiliated stockholders because any detriment to unaffiliated stockholders that may result from the termination of the registration of the Company's securities and the Company's periodic filings would be offset by the anticipated cost-saving benefits to the Company of no longer being required to publicly file such reports.

        Inability to participate in any future increase in the value of the Company's Common Stock.    Eligible stockholders who tender their shares in the Offer will have no further interest in the Company, and thus will not have the opportunity to participate in the potential upside of any increase in the value of such shares. The board of directors does not consider this factor to make the transaction unfair to unaffiliated eligible stockholders because those unaffiliated eligible stockholders who desire to continue to hold shares of the Company's Common Stock after the Offer can do so by electing not to tender.

  Procedural Factors Disfavoring the Offer and Interests of the Company's Directors and Executive Officers in the Offer

        Among the factors weighing against the procedural fairness of the Offer is the fact that approval of the majority of unaffiliated stockholders will not be required, that the applicable laws do not provide for appraisal rights to stockholders of the Company, and that a majority of independent directors did not engage an unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the terms of the Offer.

        However, even though it was not required, the board of directors unanimously approved the Offer. As described above, the determination of the board of directors as to the appropriate purchase price to be paid in connection with Offer was based solely on trading prices of the Company's Common Stock during the 90-day period prior to the date of this Offer to Purchase. Although there is no party to negotiate on behalf of the unaffiliated eligible stockholders,, the board of directors is tasked with determining a fair price to offer all eligible stockholders and, considering that the maximum number of shares eligible for tender in the Offer is equal to less than 1% of the outstanding Common Stock, the board of directors, which includes individuals with years of investment experience and experience assessing strategic alternatives for the Company, did not deem the expense of motivating an unaffiliated eligible stockholder to negotiate the price or represent solely the interest of the unaffiliated eligible stockholders to be practical. Finally, the Company believes that the board of directors' long-standing familiarity with the Company, the Company's unique history and financial condition, and the Company's prospects make the time and expense of negotiating with an independent representative unnecessary.

        Furthermore, the applicable laws of the State of Delaware, the jurisdiction under which the Company is incorporated, do not provide for appraisal rights for the fair value of the shares of Common Stock of the Company for stockholders who do tender their shares in the Offer.

        Despite the fact that the Offer has not been structured to require an approval of a majority of unaffiliated stockholders for the reasons discussed above or provide for appraisal rights, the board of directors believes that, because (1) the consideration to be paid for each share of Common Stock of the Company will be the same in the Offer irrespective of whether such shares are held by affiliated or unaffiliated eligible stockholders and (2) affiliated stockholders are not eligible to participate in the Offer, such factors favor the procedural fairness to unaffiliated stockholders and sufficiently protect the rights of the unaffiliated stockholders of the Company in the Offer.

        The Offer was approved unanimously by our board of directors, including all of the board of directors who are not Company employees, on October 22, 2007. Given the consensus of our board of directors that the Offer is fair to stockholders who are eligible and not eligible to participate in the Offer based on the factors discussed above, the board of directors did not appoint a committee of disinterested directors or obtain an unaffiliated representative to negotiate the terms of the Offer. The board of directors also did not obtain an unaffiliated representative to prepare any report, opinion or appraisal relating to the consideration, or the fairness of the consideration, to be offered pursuant to the Offer. The board of directors has determined that the engagement of an unaffiliated stockholder representative on behalf of unaffiliated stockholders to not be necessary, practical or advisable and to constitute an unnecessary expense in light of the very small size of the strategic transactions contemplated by the Company, including the Offer. Furthermore, the Offer is voluntary and the purchase price offered represents a premium over the current market price on the record date and will be less costly to tendering record stockholders than ordinary open market sales because of the absence of brokerage commissions.

        Also, stockholders, including those ineligible to participate in the Offer, have been notified of the Offer and the implications of the transaction on them by receipt of a copy of this Offer to Purchase and have the opportunity to sell their shares before or after completion of the Offer.

        The Company's directors and officers are not eligible to participate in the Offer because each either holds 100 or more or no shares of the Common Stock. As a result of the Offer, the stockholders who own 100 or more shares of Common Stock as of the date of this Offer to Purchase, such as certain of the Company's executive officers and directors, will slightly increase their percentage ownership interest in the Company. However, because such increases will be minimal and because ownership of the majority of the Company's shares is highly concentrated, any increase in ownership percentage by the affiliated stockholders resulting from the Offer will not have a material impact on the ability of affiliated stockholders to control the Company or the inability of the unaffiliated stockholders to control the Company. Therefore, the board of directors has determined the equal treatment of holders, in this case the fact that the per share consideration to be paid in the Offer will be the same for every eligible stockholder, to be a more material factor than any slight increase in the ownership of the Company by the affiliated stockholders and the already concentrated ownership of the Company by its large stockholders.

Fairness of the Offer

        The board of directors of the Company has unanimously approved the Offer and declared it advisable, in the best interests of, and substantively and procedurally fair to, the Company's unaffiliated stockholders, whether or not they are eligible to participate.

        NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PROGRAM MANAGER OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PROGRAM MANAGER OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED ACCEPTANCE CARD, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Effects of the Offer on Affiliated Stockholders

        Except as provided below, the Offer will impact both affiliated and unaffiliated stockholders of the Company who are not eligible to participate in the offer in the same manner. As used in this Offer to Purchase, the term "affiliated stockholder" means any stockholder who is a director or executive officer of the Company or any other person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company. "Affiliated stockholder" therefore includes the directors and executive officers listed in "The Offer—Interests of Directors and

Executive Officers; Transactions and Arrangements Concerning the Shares." The term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. As none of the affiliated stockholders of the Company are eligible to participate in the Offer, the effects of the Offer on each of the affiliated stockholders will be the same. We expect that our executive officers and directors will continue to beneficially own immediately after the Offer the shares of Common Stock reported as beneficially owned by them below under "The Offer—Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares."

        Other potential effects of the Offer which are applicable to the affiliated stockholders include the following:

  •
  Reduced reporting requirements for officers and directors.  If we terminate the SEC Reporting Obligations, the directors, executive officers and persons owning more than 10% of our outstanding shares of Common Stock will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of our Common Stock; and

  •
  Share Ownership.  The number of stockholders holding fewer than 100 shares of the Company's Common Stock constitutes an estimated maximum of 0.9% of the issued and outstanding shares of the Company's Common Stock. If the Offer is fully subscribed, we believe it will not materially impact the percentage of beneficial ownership of the Company's Common Stock held by other stockholders. As of October 22, 2007, the directors and executive officers of the Company beneficially owned in the aggregate approximately 12.2% of the Company's combined voting power. Following a fully subscribed Offer, they would own in the aggregate approximately 12.3%.

Effects of the Offer on Unaffiliated Stockholders

        The effects of the Offer on unaffiliated stockholders will vary depending on whether or not the unaffiliated stockholder is eligible to participate in the Offer and chooses to tender his or her shares pursuant to the Offer. Eligible and tendering unaffiliated stockholders will:

  •
  receive $29.80 per share, net to the seller in cash, less any applicable withholding taxes and without interest;

  •
  after completion of the Offer, no longer have any equity interest in the Company and therefore will not participate in its future potential earnings or growth, if any, or bear the risk of any possible future depreciation in value of that equity interest;

  •
  be required to pay federal and, if applicable, state and local income taxes on the cash received in the Offer; and

  •
  be able to sell their shares directly to the Company without paying brokerage commissions; transaction costs may be applicable, however, if the shares are tendered through a broker, bank or other institution.

        Potential effects on unaffiliated stockholders who remain stockholders after the Offer include the following:

  •
  Decreased Access to Information.  If the Offer results in reducing the number of stockholders by the required amount, we may terminate the registration of our Common Stock under the Exchange Act. As a result, the Company would no longer be subject to the SEC Reporting Obligations. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including Section 13, Section 14 and Section 16 of the Exchange Act.

  •
  Continued Lack of Liquidity.  If the Offer results in reducing the number of stockholders by the required amount, we may terminate the registration of our Common Stock under the Exchange Act. If this occurs, the liquidity of the shares of Common Stock held by unaffiliated stockholders may not be increased by the termination of the registration of the Common Stock under the Exchange Act. Future trading in our Common Stock after the Offer, if we deregister our Common Stock under the Exchange Act, may continue to occur in the Pink Sheets or in privately negotiated sales. No active trading market is expected to develop in our Common Stock for the foreseeable future.

  •
  Book value per share.  If the Offer is fully subscribed, neither the book value per share of Common Stock nor earnings per share will be materially impacted.

  •
  Share Ownership.  If the Offer is fully subscribed, we expect that the percentage of beneficial ownership of the Company's Common Stock held by affiliated stockholders will increase by less than 1.0%.

Effects of the Offer on the Company

        The Offer is expected to reduce the number of the Company's stockholders and the number of the Company's outstanding shares of Common Stock. The Company's Certificate of Incorporation currently authorizes the issuance of 3,000,000 shares of Common Stock, $0.01 par value. As of October 22, 2007, 1,790,890 shares of the Company's Common Stock were outstanding, which includes shares of Common Stock reserved for issuance upon exchange of shares of Kaiser International common stock. Shares purchased by the Company in the Offer will be cancelled. If the Offer is fully subscribed, the Company believes that the Offer will reduce the number of holders of record of the Company's Common Stock from 343 to approximately 88.

        Based on the aggregate number of holders of the Company's Common Stock, the Company estimates there were 233 holders of record owning fewer than 100 shares of the Company's Common Stock (including holders of record of Kaiser International common stock entitled to exchange their shares for fewer than 100 shares of the Company's Common Stock), other than participants in the Book-Entry Transfer Facility, as of the Record Date. The Company also estimates that an additional 1,100 holders owned in street name fewer than 100 shares of the Company's Common Stock. Assuming all of these stockholders elect to participate in the Offer, and the shares are properly tendered at the offer price of $29.80 per share, approximately $490,000 will be required to purchase such shares. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $610,000.

        The Company believes the completion of the Offer and, if applicable, the subsequent termination of the Company's SEC Reporting Obligations may cause the market for shares of the Company's Common Stock to be less active or possibly eliminated. The Company's Common Stock is currently quoted on the Pink Sheets, which is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its web site, http://www.pinksheets.com. The Company intends for this source of liquidity to continue to be available to the Company's stockholders following the Offer.

        The Company's Common Stock will continue to have the same par value following the consummation of the Offer. In addition, each post-Offer share of the Company's Common Stock will be entitled to one (1) vote per one (1) whole share.

        The Company has no current plans to issue Common Stock, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Company's board of directors determines to be in the Company's best interests and the best interests of the Company's then stockholders. The Company has no current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation, to change the Company's board of directors or management, to change materially the Company's capitalization, or otherwise to effect any material change in the Company's corporate structure or business.

        The Company is undertaking the Offer at this time because, among other reasons, the Company believes that it will save substantial costs associated with having a significant number of small stockholders. In the event that the Offer results in the Company having fewer than 300 stockholders of record, the Company also may terminate the SEC Reporting Obligations, which it believes would save substantial costs associated with compliance with the SEC Reporting Obligations, particularly in light of the requirement to comply with Section 404 of the Sarbanes-Oxley Act for the 2007 fiscal year. However, the Company's cost-saving estimates may be inaccurate, and the actual savings to be realized from reducing the number of small stockholders and, if applicable, from terminating the Company's SEC Reporting Obligations might be higher or lower than the Company's estimates. Should the Offer not result in the Company having fewer than 300 holders of its Common Stock, the Company will continue to operate as a public-reporting company, subject to SEC Reporting Obligations and related expenses and may reconsider other alternatives for deregistration.

THE OFFER

1.     General.

        Upon the terms and subject to the conditions of the Offer, we are offering to purchase all shares of our Common Stock held by stockholders who own of record or beneficially fewer than 100 shares of our Common Stock as of the close of business on October 22, 2007, the Record Date. Properly tendered shares by these odd-lot stockholders will be purchased at a price of $29.80 per share net to the seller in cash, less any applicable withholding taxes and without interest. The purchase price for the Offer was determined by the board of directors and is equal to the highest closing price for the Common Stock reported in the 90-day period prior to the date of this Offer to Purchase. Payment for properly tendered shares will be made promptly upon the expiration of the Offer.

        You may participate in the Offer and tender your shares only if you are

  •
  the owner of record of fewer than 100 shares of the Company's Common Stock on the Record Date;

  •
  the beneficial owner of fewer than 100 shares of the Company's Common Stock held in "street name" on the Record Date; these shares will often be held in a brokerage account maintained by you; or

  •
  the holder of fewer than 9,600 shares of Kaiser International common stock that has not completed the exchange for our Common Stock as described below (so long as the total number of shares of our Common Stock to which such holder is entitled upon such exchange, together with any outstanding shares of our Common Stock beneficially owned by such holder, is less than 100 shares of our Common Stock).

        We were formed for the purpose of owning all of the outstanding stock of Kaiser International pursuant to the Plan. In the initial distribution under the Plan, one share of our Common Stock was issued for each 96 shares of previously outstanding Kaiser International common stock. The completion of this process required holders of Kaiser International common stock to exchange certificates representing Kaiser International common stock for shares of our Common Stock and cash in lieu of fractional shares. Many holders of Kaiser International common stock have not completed that exchange. Each holder that would be entitled to receive fewer than 100 shares of our Common Stock upon such exchange (i.e., a holder of fewer than 9,600 shares of Kaiser International common stock) is eligible for the Offer, to the extent that the sum of the number of outstanding shares of our Common Stock beneficially held by such holder and the number of shares of our Common Stock for which such holder's shares of Kaiser International common stock are to be exchanged does not equal or exceed 100 shares.. We will pay cash in lieu of issuing fractional shares upon any such exchange.

        Participation in the Offer is voluntary. You may choose to continue to hold your shares and retain your rights as a stockholder. If you are a holder of fewer than 100 shares of our Common Stock and you elect to accept this Offer, however, you must tender all of your shares of Common Stock. Only shares properly tendered will be purchased.

        The Offer is not conditioned on any minimum number of shares being tendered. We will not accept any alternative, conditional or contingent tenders. Any tender of shares by any eligible stockholder must be for all shares of the Company's Common Stock owned by such stockholder. We reserve the right in our discretion to reject any improper tender. If we fail at any time to exercise our rights, it shall not constitute a waiver of those rights.

        The term "expiration date" means 5:00 P.M., New York City time, on Friday, November 30, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

        This Offer to Purchase and the related Acceptance Card will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Offer; Certain Effects of the Offer.

        The Company seeks to reduce the administrative burden associated with having a significant number of holders of a small number of shares. The Offer also may result in the Company having fewer than 300 holders of record of its Common Stock, which would enable the Company to terminate its SEC Reporting Obligations and continue future operations as a non-reporting company, thereby relieving the Company of the costs and administrative burdens associated with operating as a company subject to SEC Reporting Obligations. See "Special Factors."

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PROGRAM MANAGER OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES.

        Shares we acquire pursuant to the Offer will be cancelled.

        Except as otherwise disclosed in this Offer to Purchase or in our filings with the SEC, we currently have no plans, proposals or negotiations that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

  •
  any material change in our present board of directors or management or any plans or proposals to change the number or the terms of directors (although we may fill the existing vacancy and any other vacancies arising on the board of directors) or to change any material term of the employment contract of any executive officer;

  •
  any material change in our present dividend rate or policy, our indebtedness or capitalization, corporate structure or business;

  •
  the termination or suspension of our obligation to file reports under Sections 13(a) or 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of our securities; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us. See Section 8, Section 9 and Section 10.

Nothing in this Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered pursuant to the Offer, the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Acceptance Card (or a manually signed facsimile of the Acceptance Card) and any other documents required by the Acceptance Card, must be received before 5:00 P.M., New York City time, on Friday, November 30, 2007 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Tendering stockholders holding certificates representing shares of Kaiser International common stock registered in their name will be required to deliver the certificates for such shares.

        Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

        Method of Delivery.    Payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  one of (a) certificates for the shares or (b) a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described below;

  •
  a properly completed and duly executed Acceptance Card (or a manually signed facsimile of the Acceptance Card); and

  •
  any other documents required by the Acceptance Card.

        The method of delivery of all documents, including certificates for shares, the Acceptance Card and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the Offer, including an Acceptance Card and certificates for shares, must be made to the Depositary and not to us, the Program Manager or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE PROGRAM MANAGER OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, Book-Entry Transfer Facility participants must deliver a properly completed and duly executed Acceptance Card and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the expiration date. Book-Entry Transfer Facility participants may deliver an "Agent's Message" as a substitute for an Acceptance Card. An "Agent's Message" is a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Acceptance Card and that we may enforce such agreement against the participant. Delivery of the Acceptance Card and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Return of Unpurchased Shares.    If any tendered shares are not purchased under the Offer, we will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the expiration date, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. Neither we nor the Depositary, the Program Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    A tender of our Common Stock in accordance with the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. Our acceptance for payment of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

        Each stockholder that validly tenders shares pursuant to the Offer shall be deemed to have represented, warranted and agreed that:

  •
  Such stockholder has full power and authority to tender, sell, assign and transfer the shares and, when the same are accepted for payment, the Company will acquire good title thereto, free and clear of all liens, security interests, restrictions, charges, claims, encumbrances, conditional sales agreements or other similar obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right;

  •
  Such stockholder will, upon request by the Depositary or us, execute any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares (and any and all such other shares or other securities or rights), all in accordance with the terms of the Offer; and

  •
  All authority conferred or agreed to be conferred pursuant to the Acceptance Card shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of such stockholder and shall not be affected by, and shall survive, the death or incapacity of the stockholder.

        Lost or Destroyed Certificates.    Stockholders whose certificates for part or all of their shares have been lost, destroyed or stolen may participate in the Offer. If an Acceptance Card is received without share certificate(s) representing the shares being tendered, the certificate(s) will be considered lost, and the tendering stockholder's signature on the Acceptance Card will acknowledge agreement with the terms of the Offer and the Statement for Lost Stock Certificate(s) included in the Acceptance Card. An insurance bonding and filing fee of three percent (3%) of the value of the lost stock certificate(s) to secure against the risk that the certificates may be subsequently recirculated will be deducted from the payment for the tendered shares. Questions regarding lost stock certificates may be directed to the Program Manager at 1-866-590-4702.

Backup Withholding.

        Under the U.S. federal income tax laws, payments to a tendering stockholder may be subject to "backup withholding" at the applicable statutory rate (currently 28%), unless a tendering stockholder:

  •
  provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information; or

  •
  is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

        A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). To prevent backup withholding on cash payable under the Offer, each stockholder who has not previously provided the Depositary with his or her correct taxpayer identification number and certified that he or she is not subject to backup withholding should do so by completing an IRS Form W-9, a copy of which may be obtained from the Depositary, and submitting such form to the Depositary. Non-U.S. Holders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the Depositary, to avoid backup withholding. See Section 13 and Instruction 10 to the Acceptance Card.

        Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

U.S. Federal Withholding Tax on Payments to Non-U.S. Holders.

        Non-U.S. Holders (as defined in Section 13) may be subject to a 30% U.S. federal withholding tax on payments received pursuant to the Offer. As described in Section 13, a sale of shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder's facts and circumstances. The Depositary generally will treat payments made to Non-U.S. Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a Non-U.S. Holder unless the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of shares of our Common Stock pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 13 or the Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

4.     No Withdrawal Rights.

        Tenders of shares pursuant to the Offer are irrevocable. If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn.

5.     Purchase of Shares and Payment of Purchase Price.

        On the terms and subject to the conditions of the Offer, promptly following the expiration date, we will accept for payment and pay for (and thereby purchase) shares properly tendered prior to the expiration date. We expect the proceeds checks to be mailed approximately ten business days after the expiration date of the Offer.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) shares that are properly tendered only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer. All tendering eligible stockholders, by executing the Acceptance Card, waive any right to receive notice of the acceptance for payment of their shares.

        On the terms and subject to the conditions of the Offer, promptly after the expiration date, we will accept for purchase and pay the per share purchase price for all of the shares accepted for payment in accordance with the Offer. In all cases, payment for shares tendered and accepted for payment in accordance with the Offer will be made promptly, but only after timely receipt by the Depositary of:

  •
  certificates for shares (which, in the case of holders of fewer than 9,600 shares of Kaiser International common stock, are the certificates for such shares) or a timely confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Acceptance Card; and

  •
  any other documents required by the Acceptance Card.

        We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. Certificates for all shares tendered and not purchased will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

        Under no circumstances will interest be paid on the Purchase Price for the shares, regardless of any delay in making payment.

6.     Conditional Tender of Shares.

        We will not accept any alternative, conditional or contingent tenders..

7.     Conditions of the Offer.

        The Offer is not conditioned on any minimum number of shares being tendered; the Offer is, however, contingent as to each eligible stockholder's proper tender of all of the shares of Common Stock held either beneficially or of record by such stockholder. Any tender of shares by any eligible stockholder must be for all shares of the Company's Common Stock owned by such stockholder. We reserve the right in our discretion to reject any improper tender. If we fail at any time to exercise our rights, it shall not constitute a waiver of those rights. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to applicable law.

8.     Price Range of Shares; Dividends.

        The Company's Common Stock has been quoted on the Pink Sheets under the symbol "KGHI" since December 2004. The following table sets forth the range of high and low sale prices per share for the calendar periods set forth below.

	HIGH	LOW
Fiscal 2007
First quarter	$27.50	$24.75
Second quarter	$29.00	$24.55
Third Quarter	$28.75	$27.25
Fourth Quarter (through October 24, 2007)	$29.80	$28.55
Fiscal 2006
First quarter	$42.00	$36.50
Second quarter	$40.50	$29.00
Third Quarter	$34.10	$29.50
Fourth Quarter	$31.50	$24.99
Fiscal 2005
First quarter	$29.00	$23.50
Second quarter	$37.00	$27.50
Third Quarter	$44.00	$28.80
Fourth Quarter	$43.25	$36.00

        There were approximately 343 common stockholders of record as of October 22, 2007.

        The Company declared a cash dividend of $6.00 per share (the "Dividend") of Common Stock on December 21, 2006 that was paid on January 16, 2007 to stockholders of record on January 2, 2007. The Company historically had not paid dividends on its Common Stock prior to the payment of the Dividend. Any future determination to pay cash dividends other than the Dividend will be made at the discretion of the board of directors of the Company, which determines the Company's dividend policy based on its results of operations, capital requirements and other factors that the board of directors deems relevant. The Company may not pay cash dividends in addition to, or the amount of any future cash dividend may differ substantially from, the Dividend.

        On October 24, 2007, the last full trading day before the announcement and commencement of the Offer, the closing price of our Common Stock was $28.70 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

9.     Source and Amount of Funds.

        We estimate that, as of October 22, 2007 the record date for the Offer, approximately 1,333 eligible stockholders may participate in the Offer. These eligible stockholders own or have the right to acquire an estimated 16,417 issued and outstanding shares of our Common Stock. Assuming all of these eligible stockholders elect to participate in the Offer, and the shares are properly tendered at the offer price of $29.80 per share, approximately $490,000 will be required to purchase such shares. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $610,000. We expect to use our available cash and cash equivalents to purchase shares in the Offer and to pay all related fees and expenses. The Offer as well as fees and other expenses related to the transaction are not expected to have any material adverse effect on the Company's capitalization, liquidity, results of operations or cash flows.

        The Company's cash and cash equivalents, as of December 31, 2006 and June 30, 2007, were approximately $55.8 million and $40.4 million, respectively.

10.   Certain Information Concerning Us.

        We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-3, we have also filed with the SEC a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), which includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule 13E-3 and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We hereby incorporate by reference each of the following documents:

SEC FILINGS	PERIOD OR DATE FILED
Annual Report of Form 10-K	Year ended December 31, 2006
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	Filed on February 2, 2007, April 12, 2007, May 29, 2007, and June 15, 2007.
Proxy Statement	Filed on September 26, 2007

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at 9300 Lee Highway, Fairfax, Virginia 22031-1207 and our phone number is (703) 934-3413. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

  Summary Financial Information

        Before making a decision to tender your shares, you should read the following financial information, as well as the financial information incorporated by reference into this Offer to Purchase, and the accompanying notes, in their entirety. For information on how to obtain the financial information incorporated by reference, see "—Incorporation by Reference."

	As of and for the Six Months Ended June 30,		As of and for the Fiscal Year Ended December 31,
	2007	2006	2006	2005	2004
	(In thousands, except per share amounts)
Statement of Operations Data:
Gross revenue	—	222	222	1,807	1,036
Service revenue	—	(283)	(282)	630	288
Operating loss	(2,052)	(5,902)	(7,880)	(11,263)	(6,364)
(Loss) / Income before income tax	(1,084)	(5,136)	(5,998)	77,457	9,110
Net (loss) income	(679)	(2,718)	(2,368)	45,292	7,375
Basic and diluted earnings per share:
Continuing operations	(.38)	(1.52)	(1.32)	27.86	4.58
Discontinued operations, net of tax	—	—	—	—	—

Total	(.38)	(1.52)	(1.32)	27.86	4.58

Weighted average common shares outstanding:
—basic	1,791	1,790	1,790	1,626	1,610
—diluted	1,791	1,790	1,790	1,626	1,610
Cash dividends paid per common share	—	—	6.00	—	—
Ratio of earnings to fixed charges*	—	—	—	65.28x	5.43x
Balance Sheet Data (end of period):
Current assets	64,755	71,392	78,512	23,660	21,624
Total other assets	4,015	15,577	7,987	98,364	51,090
Total assets	68,770	86,969	86,499	122,024	72,714
Working capital	61,423	60,435	58,310	(19,253)	3,364
Current liabilities	3,323	10,457	20,382	42,913	18,260
Long-term liabilities**	—	—	—	—	26,909
Mandatorily redeemable preferred stock ***	—	—	—	—	—
Stockholders' equity	65,438	76,512	66,117	79,111	27,545
Book value per share	36.54	42.72	36.92	44.25	17.11

*For purposes of calculating this ratio, "earnings" consists of income (loss) from continuing operations before reorganization items, income taxes, minority interest, extraordinary items and cumulative effect of accounting changes and fixed charges. "Fixed charges" consists of preferred stock dividends which after the adoption of the Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"), effective July 1, 2003, has been shown as interest expense. The Company had no fixed charges in 2006 because we redeemed all of the remaining outstanding shares of preferred stock in 2005.

**After the adoption of SFAS No. 150, the Company reclassified mandatorily redeemable preferred stock from mezzanine equity to long term liabilities. At December 31, 2004, long term liabilities consisted entirely of mandatorily redeemable preferred stock.

***After the adoption of SFAS No. 150, the Company reclassified mandatorily redeemable preferred stock from mezzanine equity to long term liabilities.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Beneficial Ownership.    A person is deemed to be a beneficial owner of the Company's Common Stock if that person has voting and/or investment power with respect to such Common Stock or has the right to acquire such Common Stock within 60 days. The following table sets forth information regarding each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock of the Company.

Name and Address of Beneficial Owners of More Than 5% of the Common Stock of the Company	Number of Shares of Common Stock		Percent of Common Stock
Michael E. Tennenbaum Tennenbaum & Co., LLC 2951 28th Street Suite 1000 Santa Monica, CA 90405	552,899	(a)	30.9%
Andrew R. Tennenbaum Investment Trust 1318 San Ysidro Drive Beverly Hills, CA 90210	200,000	(b)	11.2%
Mark S. Tennenbaum Investment Trust 445 24th Street Santa Monica, CA 90402	200,000	(c)	11.2%
Bulldog Investors Park 80 West, Plaza Two Saddle Brook, NJ 07663	102,635	(d)	5.7%

(a)
As reported on a Form 4 filed with the SEC on August 13, 2007. Includes 77,924 shares of Common Stock reported to be held by Tennenbaum & Co., LLC, of which Michael E. Tennenbaum is the Managing Member and 474,975 shares of Common Stock reported to be held by Michael E. Tennenbaum and Suzanne S. Tennenbaum, as trustees of the Tennenbaum Living Trust.

(b)
As reported on a Form 3 dated January 5, 2006, filed with the SEC on January 5, 2006. The trustees of the Andrew R. Tennenbaum Investment Trust are Stephen P. Rader and John Mass.

(c)
As reported on a report on Form 3 dated January 5, 2006, filed with the SEC on January 5, 2006. The trustees of the Mark S. Tennenbaum Investment Trust are Stephen P. Rader and John Mass.

(d)
As reported on a Schedule 13G dated September 4, 2007, filed with the SEC on September 4, 2007. Andrew Dakos and Phillip Goldstein, principals of Bulldog Investors, are also listed as filing persons on the Schedule 13G.

        The following table sets forth information as of October 22, 2007 regarding the beneficial ownership of shares of Common Stock by the current directors and executive officers, and by all current directors and executive officers as a group. The persons as to whom information is given in the table below have sole voting and investment power over the shares beneficially owned by them, unless otherwise noted in the footnotes following the table. Unless otherwise indicated, the address of each of the persons identified in the table below is: c/o Kaiser Group Holdings, Inc., 9300 Lee Highway, Fairfax, VA 22031.

Certain Beneficial Owners of Shares of Common Stock of the Company	Number of Shares of Common Stock		Percent of Common Stock (*Less than 1%)
Douglas W. McMinn	500	(a)	*
Mark S. Tennenbaum	200,000	(b)	11.2%
Frank E. Williams, Jr.	17,950	(c)	1.0%
Nicholas Burakow	0	(d)	*
All Directors and Current Executive Officers as a Group (4 Persons)	218,450		12.2%

(a)
Based on a Form 4 dated March 30, 2006, filed with the SEC on March 30, 2006.

(b)
Shares are held by the Mark S. Tennenbaum Investment Trust. As reported on a Form 3 dated January 5, 2006, filed with the SEC on January 5, 2006. The trustees of the Mark S. Tennenbaum Investment Trust are Stephen P. Rader and John Mass. The address of the trust is 445 24th Street, Santa Monica, CA 90402.

(c)
As reported on a Form 4 dated February 27, 2006, filed with the SEC on March 1, 2006. Includes (1) 8,550 shares of Common Stock reported to be held by Mr. Williams, (2) 1,000 shares of Common Stock reported to be held by the Williams Family Foundation, (3) 5,800 shares of Common Stock reported to be held by Williams Family LP, (4) 600 shares of Common Stock reported to be held by Mr. Williams as trustee for minor grandchildren and (5) 2,000 shares of Common Stock reported to be held by Mr. Williams' spouse.

(d)
Based on a Form 3 dated April 3, 2006, filed with the SEC on April 6, 2006.

  Biographical Information About our Directors and Executive Officers.

        Frank E. Williams, Jr., 72, has served on the board of directors since December 2002, is Chairman of our board of directors, and also serves on the Board of Managers of Kaiser-Hill Company, LLC, the joint venture owned equally by Kaiser and CH2M Hill Companies Ltd. Mr. Williams currently serves as Chairman and principal owner of Williams Enterprises of Georgia, Inc., a holding company controlling six subsidiaries active in various facets of the steel industry. In addition, Mr. Williams serves as Chairman, CEO, and 50-percent owner of Bosworth Steel Erectors, Inc., a major erector of steel products in the Southwestern United States, and Chairman and a major shareholder of Wilfab, Inc., a fabricator of structural steel. Mr. Williams is also Managing Partner and principal owner of Structural Concrete Products, LLC, a manufacturer of pre-stressed concrete building systems, and of Industrial Alloy Fabricators, LLC, a fabricator of alloy plate products for the pulp and chemical industries. He serves as a member of the board of directors of Capital Bank, N.A. and Diamondhead Casino Corporation. Mr. Williams currently serves as a director of Williams Industries, Inc. of Manassas, Virginia, a company he founded and of which served as President, CEO and Chairman until November 1994. Williams Industries, Inc. is a public Nasdaq-listed company that owns five subsidiaries active in the steel industry, including Williams Bridge Co., one of the largest fabricators of steel plate for bridge structures in the Mid-Atlantic region. Mr. Williams also currently serves as a member of the Committee of Equity Holders in the Chapter 11 bankruptcy proceedings of Global Power Equipment Group. Mr. Williams beneficially owns 17,950 shares of Common Stock.

        Mark S. Tennenbaum, 47, has been a director of the Company since September 2004. Since January 2006, Mr. Tennenbaum has served as Managing Partner of AM Golf LLC, which owns and manages a public, eighteen-hole golf course. Since September 2004, Mr. Tennenbaum has served as the Chief Financial Officer of Saratoga Partners, which owns and manages an apartment complex in

Tempe, Arizona. From 2001 to 2004, Mr. Tennenbaum was a private investor. Prior to that, Mr. Tennenbaum was a co-founder, director and chief financial officer of FrontBridge Technologies, Inc., a privately-held provider of secure managed messaging services acquired by Microsoft in 2005, from its inception in 1999 until 2001. Mr. Tennenbaum beneficially owns 200,000 shares of Common Stock held by the Mark S. Tennenbaum Investment Trust. Entities controlled by Mr. Tennenbaum's father, Michael E. Tennenbaum, and brother, Andrew R. Tennenbaum, are significant holders of the Company's Common Stock.

        Douglas W. McMinn, 60, has been President and Chief Executive Officer of the Company since September 2004. Mr. McMinn has been a director of the Company since September 2004 and also serves on the Board of Managers of Kaiser-Hill Company, LLC, the joint venture owned equally by Kaiser and CH2M Hill Companies Ltd. Mr. McMinn has been a senior officer of the Company and its predecessors for more than 19 years. Mr. McMinn is the Chief Executive Officer of Global Trade & Invest, Inc., a firm which he co-founded to engage in international trading activities and to provide consulting assistance to companies doing business internationally. Mr. McMinn served in the U.S. Government as a staff member in the National Security Council and as an Assistant Secretary of State for Economic and Business Affairs, U.S. Department of State, from 1985 to 1987. Mr. McMinn beneficially owns 500 shares of Common Stock.

        Nicholas Burakow, 58, is Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Dr. Burakow served as Senior Vice President and Treasurer of the Company from 2000 until his appointment as Executive Vice President and Chief Financial Officer, effective April 1, 2006. In addition, Dr. Burakow has served as Secretary of the Company since 2006. Dr. Burakow has been a senior officer of the Company and its predecessors for more than 19 years. Prior to joining the Company, Dr. Burakow served for 12 years in the U.S. Department of State's Foreign Service, where his last position was Director for Monetary Affairs. Dr. Burakow is also the President of Global Trade & Invest, Inc., a firm which he co-founded to engage in international trading activities and to provide consulting assistance to companies doing business internationally. Dr. Burakow holds a Ph.D. in economics from the University of Notre Dame.

        Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.   Certain Legal Matters; Regulatory Approvals.

        The Company is not aware of any material governmental or regulatory approval required for completion of the Offer, other than compliance with the applicable federal and state securities laws and the corporate laws of the State of Delaware. The Company is not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the Offer or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required to consummate the acquisition of shares in the Offer, other than approvals, filings or notices required under federal and state securities laws..

13.   Certain U.S. Federal Income Tax Consequences.

        The following is a summary of certain U.S. federal income tax consequences of the Offer to stockholders whose shares of our Common Stock are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer should not incur any U.S. federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of the Offer (the "Code"), existing and proposed U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares of our Common Stock held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold shares of our Common Stock as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction, or persons that have a functional currency other than the U.S. dollar). This summary may not be applicable with respect to shares of our Common Stock acquired as compensation, upon the exercise of stock options, under a tax-qualified retirement plan or under our employee stock purchase plan. This summary also does not address tax considerations arising under any state, local or foreign laws, or under U.S. federal estate or gift tax laws.

        In addition, if a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer. You are urged to consult your tax advisor as to the particular consequences to you of participating in the Offer.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of shares of our Common Stock that for U.S. federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust, or certain other trusts considered U.S. Holders for U.S. federal income tax purposes.

        A "Non-U.S. Holder" is a beneficial owner of shares of our Common Stock other than a U.S. Holder or a partnership for U.S. federal income tax purposes.

  Consequences of the Offer to U.S. Holders.

        Characterization of the Purchase—Distribution vs. Sale Treatment.    Our purchase of shares of our Common Stock from a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder's particular circumstances, be treated either as having sold the U.S. Holder's shares of our Common Stock or as having received a distribution in respect of such U.S. Holder's shares of our Common Stock.

        The purchase of shares of our Common Stock pursuant to the Offer will be treated as a sale for any U.S. Holder if, following such purchase, such holder does not own any shares of our stock, either directly or as a result of the constructive ownership rules of Section 318 of the Code. Under those rules, a U.S. Holder is treated as owning not only shares of our Common Stock actually owned by such holder but also shares of our Common Stock actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a U.S. Holder will be considered to own shares of our Common Stock owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as certain shares of our Common Stock which the U.S. Holder has an option to acquire (including acquisition by exchanging stock of Kaiser International for our Common Stock).

        A U.S. Holder that continues to own shares of our stock following the purchase, either directly or as a result of the constructive ownership rules (described above), will be subject to sale treatment if such holder meets any of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if such U.S. Holder does not satisfy at least one of the Section 302 tests. We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment.

        A U.S. Holder that is treated as having sold the shares of our Common Stock purchased by us pursuant to the Offer generally will recognize capital gain or capital loss (subject to certain limits on deductibility of losses, including the wash sale rules under the Code) in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder's tax basis in such shares of our Common Stock. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares of our Common Stock for more than one year as of the date of our purchase pursuant to the Offer. Currently the maximum long-term capital gain rate for individual U.S. Holders is 15%. Certain limitations apply to the deductibility of capital losses by U.S. Holders. A U.S. Holder must calculate gain or loss separately for each block of shares of our Common Stock (generally, shares of our Common Stock acquired at the same cost in a single transaction) that we purchase from a U.S. Holder under the Offer.

        If a U.S. Holder is not subject to sale treatment, the full amount received by the U.S. Holder with respect to our purchase of shares of our Common Stock under the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder's shares of our Common Stock. This distribution will be treated as a dividend to the U.S. Holder to the extent of the U.S. Holder's share of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder's gross income without reduction for the tax basis of the shares of our Common Stock exchanged, and no current loss would be recognized. Currently, dividends are taxable at a maximum rate for individual U.S. Holders of 15%, which is the same as the maximum tax rate for long-term capital gains, if certain holding period and other requirements are met. As of the date of this Offer to Purchase, we believe that the total amount of our current and accumulated earnings and profits will be greater than the aggregate amount that we will pay for tendered shares of our Common Stock. To the extent that the amount received by a U.S. Holder exceeds the U.S. Holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. Holder's tax basis in its shares of our Common Stock and any remainder will be treated as capital gain from the sale of shares of our Common Stock. To the extent that a purchase of a U.S. Holder's shares of our Common Stock by us in the Offer is treated as the receipt of a dividend, the U.S. Holder's remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased shares of our Common Stock will be added to any shares of our Common Stock retained by the holder, subject to certain adjustments in the case of a corporate stockholder.

        To the extent that a corporate U.S. Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate U.S. Holder that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate U.S. Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of a dividend treatment of the purchase of shares of our Common Stock pursuant to this Offer in their particular circumstances.

        Section 302 Tests—Determination of Sale or Distribution Treatment.    Our purchase of shares of our Common Stock pursuant to the Offer will be treated as a sale of the shares of our Common Stock by a U.S. Holder if any of the following Section 302 tests is satisfied:

  •
  as a result of the purchase, there is a "complete redemption" of the U.S. Holder's equity interest in us;

  •
  as a result of the purchase, there is a "substantially disproportionate" reduction in the U.S. Holder's equity interest in us; or

  •
  the receipt of cash by the U.S. Holder is "not essentially equivalent to a dividend."

        As indicated above, if none of these tests is met with respect to a particular U.S. Holder, then our purchase of shares of our Common Stock pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code (as discussed above) generally apply.

  •
  Complete Redemption.  The purchase of shares of our Common Stock pursuant to the Offer will result in a "complete redemption" of a U.S. Holder's equity interest in the Company, if, immediately after such purchase, such holder owns, actually and constructively, none of our shares of our Common Stock. Because the Offer requires a U.S. Holder to tender all of our Common Stock owned by such stockholder, the purchase should result in a complete redemption unless such holder continues to own an interest in the Company as a result of the constructive ownership rules. In applying the "complete redemption" test, U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such holders comply with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. U.S. Holders wishing to satisfy the "complete redemption" test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

  •
  Substantially Disproportionate.  In general, our purchase of a U.S. Holder's shares of our Common Stock pursuant to the Offer will be "substantially disproportionate" as to a U.S. Holder if, immediately after the purchase, the percentage of the outstanding shares of our Common Stock of us that the U.S. Holder actually and constructively owns (including shares of our Common Stock constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding shares of our Common Stock actually and constructively owned by the U.S. Holder immediately before the purchase.

  •
  Not Essentially Equivalent to a Dividend.  Our purchase of a U.S. Holder's shares of our Common Stock pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the U.S. Holder's proportionate interest in us, given the U.S. Holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" are strongly urged to consult their tax advisor because this test will be met only if the reduction in such holder's proportionate interest in us is "meaningful" given the particular facts and circumstances of the holder in the context of the Offer. In particular, depending on the total number of shares of our Common Stock purchased pursuant to the Offer, it is possible that a tendering stockholder's percentage interest in us (including any interest attributable to shares of our Common Stock constructively owned by the stockholder as a result of the ownership of options) could increase even though the total number of shares of our Common Stock held by such stockholder decreases.

        If a U.S. Holder sells shares of our Common Stock to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares of our Common Stock for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells shares of our Common Stock pursuant to the Offer, and the various sales effected by the U.S. Holder are part of an overall plan to reduce or terminate such holder's proportionate interest in us, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with the U.S. Holder's exchange of shares of our Common Stock pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares of our Common Stock sold to us.

        Information Reporting and Backup Withholding.    Payments made to holders in the Offer may be reported to the IRS. In addition, under the U.S. federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate on the purchase price paid to certain stockholders (who are not "exempt" recipients) pursuant to the Offer. To avoid such backup withholding, each such U.S. Holder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding. Stockholders who have not previously done so, may do so by completing an IRS Form W-9, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder's U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

        Consequences of the Offer to Non-U.S. Holders of Shares.    The U.S. federal income tax treatment of our purchase of shares of our Common Stock from a Non-U.S. Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-U.S. Holder's particular circumstances, as having sold the tendered shares of our Common Stock or as having received a distribution in respect of such Non-U.S. Holder's shares of our Common Stock. The appropriate treatment of the purchase of shares of our Common Stock will be determined in the manner described above with respect to the U.S. federal income tax treatment of a purchase of shares of our Common Stock pursuant to the Offer in the case of U.S. Holders (see "Consequences of the Offer to U.S. Holders—Section 302 Tests—Determination of Sale or Distribution Treatment.").

        A Non-U.S. Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares of our Common Stock purchased by us pursuant to the Offer. A Non-U.S. Holder will generally not be subject to U.S. federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares of our Common Stock unless any one or more of the following is true:

  •
  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

  •
  in the case of an individual Non-U.S. Holder who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

  •
  in the case of a Non-U.S. Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our stock, we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

        We do not believe that we have been or currently are a "U.S. real property holding corporation." Individual Non-U.S. Holders who are treated, for U.S. federal income tax purposes, as having sold their shares of our Common Stock to us pursuant to the Offer and that are present in the United States for 183 days or more during the year will be taxed on their gains from sale of shares of our Common Stock, net of applicable U.S. gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Other Non-U.S. Holders who are treated as having sold their shares of our Common Stock to us pursuant to the Offer and that are subject to U.S. federal income tax on such sale (as described above) generally will be taxed on such disposition in the same manner in which a U.S. Holder would be taxed.

        If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder with respect to our purchase of shares of our Common Stock under the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder's shares of our Common Stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of shares of our Common Stock will be determined in the manner described above with respect to the U.S. federal income tax treatment of a purchase of shares of our Common Stock pursuant to the Offer in the case of U.S. Holders (see "Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment."). As described more fully below, to the extent amounts received by a Non-U.S. Holder are treated as a dividend, such Non-U.S. Holder will be subject to withholding.

        Withholding For Non-U.S. Holders.    Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and (ii) the stockholder so certifies on the appropriate IRS Form W-8 as described below. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN and/or W-8IMY. To obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of U.S. federal income tax withholding.

        NON-U.S. HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-U.S. HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. THE TAX CONSEQUENCES OF THE OFFER TO NON-U.S. HOLDERS ARE COMPLEX AND SUCH HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF U.S.

FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.   Extension of the Offer; Termination; Amendment.

        We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares of our Common Stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares of our Common Stock previously tendered and not properly withdrawn will remain subject to the Offer.

        We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any shares of our Common Stock not previously accepted for payment or paid for, subject to applicable law, to postpone payment for shares of our Common Stock or terminate the Offer by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement.

        Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares of our Common Stock) in our sole discretion. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service or furnishing such information on a Form 8-K. If the amendment is material, we will extend the Offer to ensure that at least five business days remain prior to expiration of the offer and stockholders that have tendered their shares pursuant to the Offer prior to the amendment shall have an opportunity to withdraw their shares. Business day means any day other than a Saturday, Sunday or U.S. federal holiday. Any period measured in business days includes the first day of such period.

15.   Fees and Expenses.

        The following is a reasonably itemized statement of the fees and expenses that have been incurred or that are estimated to be incurred in connection with the Offer:

  •
  $490,000 in purchase price (assuming all eligible holders tender their shares);

  •
  $95,000 to the Company's legal counsel;

  •
  $15,000 to the Program Manager, the Depositary and for printing and other costs in connection with the mailing of this Offer to Purchase and related materials; and

  •
  $10,000 for miscellaneous fees.

        We have retained Georgeson Inc. to act as Program Manager and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Program Manager may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Program Manager and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses.

        We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Depositary and the Program Manager as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Acceptance Card and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Program Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares.

16.   Accounting Consequences

        The Offer will not affect the par value of the Company's Common Stock, which will remain at $0.01 per share. The Offer will result in an increase in per share net income or loss and net book value of the Company's Common Stock because fewer shares of the Company's Common Stock will be outstanding. The Company's Annual Report on Form 10-K for the year ended December 31, 2006, incorporated herein by reference, does not reflect the Offer.

17.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction. Pursuant to Exchange Act Rule 13e-3, we have filed with the SEC the Schedule 13E-3, which contains additional information relating to the Offer. The Schedule 13E-3, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE ACCEPTANCE CARD. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KAISER GROUP HOLDINGS, INC., THE DEPOSITARY OR THE PROGRAM MANAGER.

KAISER GROUP HOLDINGS, INC.

October 25, 2007

        The Acceptance Card and certificates for shares, and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Acceptance Card and any other required documents by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

The Depositary and Paying Agent for the Offer is:

Computershare Trust Company, N.A.

By Mail:
Computershare Trust Company, N.A.
P.O. Box 43078 Providence, RI 02940-3078 (781) 575-4593

        Any questions or requests for assistance may be directed to the Program Manager at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, this Acceptance Card or related documents may be directed to the Program Manager at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Program Manager for the Offer is:

Georgeson Inc.

Banks and Brokerage Firms, Please Call: 1-888-349-9062
All Others Call Toll-free: 1-866-590-4702

QuickLinks

The Program Manager for the Offer is: GEORGESON INC.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
SPECIAL FACTORS
THE OFFER